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                                                                      Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Playtex Products, Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 33-88806, No. 333-31703, and No. 333-48461) on Form S-8 of Playtex
Products, Inc. of our reports dated February 5, 1998, relating to the consolidated balance sheets of Playtex Products, Inc. and Subsidiaries as of December 27, 1997 and December 28, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the twelve months ended December 27, 1997, December 28, 1996 and December 30, 1995 and the related schedule, which reports appear in the Annual Report on Form 10-K of Playtex Products, Inc. for the fiscal year ended December 27, 1997.

                                           /s/ KPMG Peat Marwick LLP

Stamford, Connecticut
March 27, 1998